Mauritius Office

9th Floor

Medine Mews

La Chaussée Street

Port Louis

Republic of Mauritius

Tel +230 203 4300

applebyglobal.com

Exhibit 5.1

Azure Power Global Limited 1st Floor, The Exchange 18 Cybercity Ebene Mauritius	Email mmoller@applebyglobal.com aooqorah@applebyglobal.com Direct Dial +230 203 4301 Tel +230 203 4300 Fax +230 210 8792 Your Ref Appleby Ref 429640.0001

18 April 2017

Dear Sirs

INTRODUCTION

This opinion as to Mauritius law is addressed to you in connection with the filing by Azure Power Global Limited, a public company limited by shares incorporated under the laws of Mauritius (the “Company”), of the Company’s registration statement on Form S-8, to be filed with the U.S. Securities and Exchange Commission (the “Registration Statement”), relating to the registration under the United States Securities Act of 1933, as amended, of an amount of equity shares of par value US$0.000625 each in the capital of the Company (the “Shares”) for issuance pursuant to:

(1)	the Equity Incentive Plan (as adopted by the Company on 2 May 2016); and

(2)	the Employee Stock Option Plan 2015.

((1) and (2) above are collectively referred to as the “Plans”)

OUR REVIEW

For the purposes of giving this opinion we have examined and relied upon the documents listed in Part 1 of Schedule 1 (the “Documents”).

For the purposes of giving this opinion we also have carried out the Company Search described in Part 2 of Schedule 1.

We have not made any other enquiries concerning the Company and in particular we have not investigated or verified any matter of fact or opinion (whether set out in any of the Documents or elsewhere) other than as expressly stated in this opinion.

Business Registration Number: P10018768 Appleby (JV) Ltd & Cie, trading under the name of Appleby, is a joint law venture firm registered under the Law Practitioners Act 1984.	Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ London ◾ Mauritius ◾ Seychelles ◾ Shanghai ◾ Zurich

Unless otherwise defined herein, capitalised terms have the meanings assigned to them in Schedule 1.

LIMITATIONS

Our opinion is limited to, and should be construed in accordance with, the laws of Mauritius at the date of this opinion. We express no opinion on the laws of any other jurisdiction.

This opinion is strictly limited to the matters stated in it and does not extend to, and is not to be extended by implication, to any other matters. We express no opinion on the commercial implications of the Documents or whether they give effect to the commercial intentions of the parties.

This opinion is issued solely for the purposes of filing the Registration Statement with the U.S. Securities and Exchange Commission and is not be relied upon in respect of any other matter. We consent to the filing of this opinion as an exhibit to the Registration Statement of the Company and further consent to all references to us in the Registration Statement and any amendments thereto.

ASSUMPTIONS AND RESERVATIONS

We give the following opinions on the basis of the assumptions set out in Schedule 2 (Assumptions), and subject to the reservations set out in Schedule 3 (Reservations).

OPINIONS

1.	The Company is a Global Business Licence company incorporated with limited liability and validly existing under the laws of Mauritius and is a separate legal entity. The Company is in good standing as evidenced by the Certificate of Current Standing issued by the Registrar of Companies.

2.	The Company is a holder of a Category 1 Global Business Licence issued by the Financial Services Commission of Mauritius.

3.	The Shares have been duly and validly authorised, and when issued, sold and paid for in the manner contemplated by the Plans and in accordance with the relevant resolutions adopted by the Board of Directors of the Company (or any committee to whom the Board of Directors of the Company have delegated their powers with respect to administration of the Plans in accordance with the Mauritius Companies Act 2001) and the appropriate entries are entered in the Register of Members of the Company in respect of the share issuance, the Shares will be validly issued, fully paid and non-assessable (meaning that the security holder (i.e. the holder of

Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ London ◾ Mauritius ◾ Seychelles ◾ Shanghai ◾ Zurich

the shares) would not be liable, solely because of security holder status, for additional assessments or calls on the shares by the registrant of the shares or the creditors of the Company).

Yours faithfully

/s/ Appleby

Appleby

Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ London ◾ Mauritius ◾ Seychelles ◾ Shanghai ◾ Zurich

Mauritius Office

9th Floor

Medine Mews

La Chaussée Street

Port Louis

Republic of Mauritius

Tel +230 203 4300

applebyglobal.com

SCHEDULE 1

Part 1

The Documents

1.	A copy the Registration Statement.

2.	A copy of the Plans.

3.	A copy of the certificate of incorporation of the Company dated 2 February 2015.

4.	A copy of the constitution of the Company dated 17 October 2016.

Items 1 -3 collectively referred to as the Constitutional Documents.

5.	A copy of the Global Business Licence bearing the name of the Company dated 2 February 2015 and a copy of the receipt issued by the Financial Services Commission of Mauritius to confirm that the Company has paid its annual fees for the renewal of the Global Business Licence for the period 07/2016 to 06/2017.

6.	A copy of the Certificate of Current Standing dated 6 April 2017 issued by the Registrar of Companies in respect of the Company.

7.	A copy of the minutes of board meetings held on 20 June 2016 (the Resolutions).

8.	A copy of the Register of Directors dated 4 April 2017.

9.	A copy of the Computershare’s Top Holders Snapshot dated 31 March 2017.

10.	A copy of the Certificate of Incumbency dated 6 April 2017 issued by the company secretary of the Company in respect of the Company.

11.	A copy of the certificate from a Director of the Company dated 7 April 2017 (the Director’s Certificate).

12.	A copy of the results of the Company Search.

Business Registration Number: P10018768 Appleby (JV) Ltd & Cie, trading under the name of Appleby, is a joint law venture firm registered under the Law Practitioners Act 1984.	Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ London ◾ Mauritius ◾ Seychelles ◾ Shanghai ◾ Zurich

Part 2

Searches

1.	A search of the entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Port Louis, Mauritius as revealed by a search conducted on 6 April 2017 (Company Search).

Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ London ◾ Mauritius ◾ Seychelles ◾ Shanghai ◾ Zurich

SCHEDULE 2

Assumptions

We have assumed:

1.	that:

(i)	the original documents of all documents examined in connection with this opinion are authentic and complete;

(ii)	the authenticity, completeness and conformity to original documents of all documents submitted to us as copies; and

(iii)	that each of the documents received by electronic means is complete, intact and in conformity with the transmission as sent;

2.	that there has been no change to the information contained in the Constitutional Documents;

3.	that the signatures and seals on all documents and certificates submitted to us as originals or copies of executed originals are genuine and authentic, and the signatures on all documents executed by the Company are the signatures of the persons authorised to execute the documents by the Company;

4.	that where incomplete documents, drafts or signature pages only have been supplied to us for the purposes of issuing this opinion, that the original documents have been completed and correspond in all material respects with the last version of the relevant documents examined by us prior to giving our opinion;

5.	that the Documents do not differ in any material respects from any drafts of the same which we have examined and upon which this opinion is based;

6.	the due execution and delivery of the Documents by each of the parties thereto (other than the Company under Mauritius law);

7.	that, insofar as any obligation under the Documents is to be performed in any jurisdiction outside of Mauritius, its performance will be legal and effective in accordance with the law of any jurisdiction to which they are subject or in which they are respectively constituted and established;

8.	the truth, accuracy and completeness of all representations and warranties or statements of fact or law (other than as to the laws of Mauritius and those matters upon which we have expressly opined) made in the Documents and any correspondence submitted to us;

Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ London ◾ Mauritius ◾ Seychelles ◾ Shanghai ◾ Zurich

9.	the accuracy, completeness and currency of the records and filing systems maintained at the public offices where we have searched or enquired or have caused searches or enquiries to be conducted, that such search and enquiry did not fail to disclose any information which had been filed with or delivered to the relevant body but had not been processed at the time when the search was conducted and the enquiries were made, and that the information disclosed by the Company Search is accurate and complete in all respect and such information has not been materially altered since the date and time thereof;

10.	that

(i)	the Documents are in the form of the documents approved in the Resolutions,

(ii)	any meetings at which Resolutions were passed were duly convened and had a constituted quorum present and voting throughout and any unanimous resolutions passed in writing were adopted in accordance with the law and the Constitutional Documents,

(iii)	all interests of the directors on the subject matter of the Resolutions, if any, were declared and disclosed in accordance with the law and Constitutional Documents,

(iv)	the Resolutions and any Power of Attorney have not been revoked, amended or superseded, in whole or in part, and remain in full force and effect at the date of this opinion; and

(v)	the Directors of the Company have concluded that the entry by the Company into the Documents and such other documents approved by the Resolutions and the transactions contemplated thereby are bone fide in the best interests of the Company.

11.	that the Certificate of Incumbency accurately reflects the names of all Directors and Officers of the Company as at the date the Resolutions were passed or adopted, the date the Documents were executed and as at the date hereof;

12.	that there is no matter affecting the authority of the Directors to effect entry by the Company into the Documents including breach of duty, lack of good faith, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implications in relation to the opinions expressed in this opinion;

13.	that the Company has entered into its obligations under the Documents in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Documents would benefit the Company;

Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ London ◾ Mauritius ◾ Seychelles ◾ Shanghai ◾ Zurich

14.	that no resolution to voluntarily wind up the Company has been adopted by the members and no event of a type which is specified in the Constitutional Documents as giving rise to the winding up of the Company (if any) has in fact occurred;

15.	that there are no matters of fact or law (excluding matters of Mauritius law) affecting the enforceability of the Documents that have arisen since the execution of the Documents which would affect the opinions expressed herein;

16.	that there has been no changes to the statements made in the Director’s Certificate as at the date of this opinion;

17.	that the Shares will be issued in accordance with the Plans and the resolutions authorising the issue;

18.	that upon issue of any Shares by the Company pursuant to the Plans, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof; and

19.	that there are no changes in the Documents as at the date of the opinion.

Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ London ◾ Mauritius ◾ Seychelles ◾ Shanghai ◾ Zurich

SCHEDULE 3

Reservations

Our opinion is subject to the following:

1.	Enforcement:	there is a way of ensuring that each party performs an agreement or that there are remedies available for breach. Notwithstanding that the obligations established by the Documents are obligations which courts of Mauritius would generally enforce, they may not necessarily be capable of enforcement in all circumstances in accordance with their terms. In particular, but without limitation:

(i)	enforcement and priority may be limited by laws relating to bankruptcy, insolvency, reorganisation, liquidation, court schemes, schemes of arrangements, moratoriums or other laws of general application relating to, or affecting the rights of, creditors generally;

(ii)	enforcement may be limited by the principles of unjust enrichment or by general principles of equity (for example equitable remedies such as the grant of an injunction or an order for specific performance may not be available where liquidated damages are considered an adequate remedy);

(iii)	claims may become barred by prescription or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences;

(iv)	obligations to be performed outside Mauritius may not be enforceable in Mauritius to the extent that performance would be illegal or contrary to public policy under the laws of that foreign jurisdiction;

(v)	enforcement may be limited to the extent that matters which we have expressly assumed in this opinion will be done, have not been done;

(vi)	the enforcement of the obligations of the parties to the Documents may be limited by the law applicable to obligations held to have been frustrated by events happening after their execution;

(vii)	enforcement of obligations may be invalidated by reason of fraud, duress, misrepresentation or undue influence;

(viii)	where the performance of payment obligations is contrary to the exchange control regulations of any country in whose currency such amounts are payable, such obligations may not be enforceable in Mauritius;

Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ London ◾ Mauritius ◾ Seychelles ◾ Shanghai ◾ Zurich

(ix)	any agreement that the Company will not exercise the powers reserved for exercise by the shareholders of the Company may constitute an unlawful fetter on those reserved powers;

(x)	matters of procedure on enforcement of the Documents and forum conveniens will be governed by and determined in accordance with the lex fori.

2.	Waiver of provisions of law: We express no opinion as the enforceability of any present or future waiver of any provision of law (whether substantive or procedural) or of any right or remedy which might otherwise be available presently or in the future under the Documents.

3.	Penalties: Any provision as to the payment of additional money consequent on the breach of any provision of a Document by any person expressed to be a party to it, whether expressed by way of penalty, additional or default interest, liquidated damages or otherwise, may be unenforceable if it could be established that such additional payment constitutes a penalty rather than a compensatory amount.

4.	Severability: Severability provisions contained in the Documents may not be binding and the question of whether or not provisions may be severed would be determined by the Mauritius courts at their discretion, having regard to such matters as whether a particular severance would accord with public policy or involve the courts in making a new contract for the parties.

5.	Determination: Notwithstanding the provisions of the Documents, a determination, designation, calculation or certificate of any party to the Documents, as to any matter provided for in such Documents might, in certain circumstances, be held in the Mauritius courts not to be final, conclusive or binding (for example, if it could be shown to have been fraudulent or erroneous on its face, manifestly inaccurate, made on an unreasonable or arbitrary basis or not to have been reached in good faith) and the Documents will not necessarily escape judicial enquiry into the merit of any claim by any party in that respect.

6.	Discretion: Where a party to the Documents is vested with a discretion or may determine a matter in its opinion or is given the right to determine a conclusive calculation or determination, the Mauritius courts, if called upon to consider the question, may require that such discretion be exercised reasonably or that such opinion be based upon reasonable grounds or may determine that such right is not finally binding.

Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ London ◾ Mauritius ◾ Seychelles ◾ Shanghai ◾ Zurich

7.	Modification of documents: We express no view on any provision in any of the Documents requiring written amendments and waivers of any of the provisions of such Documents insofar as it suggests that oral or other modification, amendments or waivers could not be effectively agreed upon or granted by or between the parties or implied by the course of conduct of the parties.

8.	Limitations on liability: The effectiveness of any terms releasing or limiting a party from a liability or duty owed is limited by law.

9.	Jurisdiction: Where a Document provides for the submission to the exclusive or non-exclusive jurisdiction of the Mauritius courts, the court may decline to accept jurisdiction in any matter where:

(i)	it determines that some other jurisdiction is a more appropriate or convenient forum;

(ii)	another court of competent jurisdiction has made a determination in respect of the same matter; or

(iii)	litigation is pending in respect of the same matter in another jurisdiction.

10.	Concurrent proceedings: Proceedings may be stayed in Mauritius if concurrent proceedings in respect of the same matter are or have been commenced in another jurisdiction. Notwithstanding any provision in the Documents that all disputes arising under or in connection with the Documents should be brought before the competent court in the jurisdiction specified in the Documents, the Mauritius courts have discretion to refuse to stay proceedings in Mauritius if it is satisfied that it is just and equitable to do so and may grant leave to serve Mauritius proceedings outside of Mauritius.

11.	Foreign law: Relevant foreign law will not be applied by the Mauritius courts if it is not pleaded and proved, is not a bona fide and lawful choice of law, or it would be contrary to public policy for that law to be applied.

12.	Costs: A Mauritius court may refuse to give effect to any provisions of a Document in respect of costs of litigation brought before the Mauritius court.

13.	Preferences: A transaction by a debtor, including the grant of a charge over any property or undertaking of the debtor, may be set aside by the Supreme Court of Mauritius on the application of the Official Receiver or a liquidator where it is a voidable preference and was made within 2 years immediately before adjudication or commencement of the winding up. A charge may not be set aside where it secures money actually advanced or paid, or the actual price or value of property sold or supplied, or any other valuable consideration given in good faith, by the charge holder to the debtor at the time when, or at any time after, the charge was given. A

Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ London ◾ Mauritius ◾ Seychelles ◾ Shanghai ◾ Zurich

charge or security may not be set aside where it is a substitute for an existing charge that was given by the debtor more than 2 years before the date of adjudication or the commencement of the winding up, except to the extent that (a) the amount secured by the substituted charge is greater than the amount that was secured by the existing charge; or (b) the value of the property subject to the substituted charge at the date of substitution was greater than the value of the property subject to the existing charge at that date.

14.	Presumption of insolvency: A transaction by a debtor, including the grant of a charge over any property or undertaking of the debtor, that is made within 6 months immediately before the debtor’s adjudication or the commencement of the winding up is presumed, unless the contrary is proved, to be made at a time when the debtor is unable to pay his due debts.

15.	Good standing: the Company has received a Certificate of Current Standing issued by the Registrar of Companies.

16.	Major transactions: Where the board of directors deems a transaction a major transaction within the meaning of section 130 of the Companies Act, shareholder approval by way of special resolution is required. Section 130 of the Companies Act defines a major transaction as

(a)	the acquisition of, or an agreement to acquire, whether contingent or not, assets the value of which is more than 75 per cent of the value of the company’s assets before the acquisition;

(b)	the disposition of, or an agreement to dispose of, whether contingent or not, assets of the company the value of which is more than 75 per cent of the value of the company’s assets before the disposition; or

(c)	a transaction that has or is likely to have the effect of the company acquiring rights or interests or incurring obligations or liabilities the value of which is more than 75 per cent of the value of the company’s assets before the transaction.

17.	Director’s Certificate: With respect to this opinion, we have relied upon the statements and representations made to us in the Director’s Certificate provided to us and issued by a Director of the Company for the purposes of this opinion. We have made no independent verification of the matters referred to in the Directors Certificate, and we qualify our opinion to the extent that the statements or representations made in the Director’s Certificate are not accurate in any respect.

Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ London ◾ Mauritius ◾ Seychelles ◾ Shanghai ◾ Zurich